EXHIBIT 12


                             UNION ELECTRIC COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                12 Months
                            Year Ended December 31,               Ended
                                                               September 30,
                 1991      1992      1993      1994      1995      1996
                          (Thousands of Dollars Except Ratios)
Net income
for
the Period     $321,512  $302,748  $297,160  $320,757  $314,107  $316,294

Add:
Taxes Based
on income       218,954   197,009   182,716   203,827   207,734   210,972
Fixed Charges:
Interest
on Debt         163,061   125,798   124,430   135,608   129,239   128,828

Amortization
of Premium
and
Discount,
Less Expense
on Debt;
and Bond
Defeasance
Cost              4,148     9,521     5,170     5,504     5,502     4,731

Rentals
(See note)        1,171       908     1,314     1,299     3,330     3,303
Total
Fixed
Charges         168,380   136,227   130,914   142,411   138,071   136,862


Earnings
Available
for Fixed
Charges        $708,846  $635,984  $610,790  $666,995  $659,912  $664,128

Ratio
of
Earnings
to Fixed
Charges            4.21      4.66      4.66      4.68      4.78      4.85

(*) Total annual interest charges on all bonds for the twelve months ended September 30, 1996 was $112,951,000.

Note: Represents the interest factor applicable to rentals.



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